As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333-92961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LESCO, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0904517 (I.R.S. Employer Identification No.)

1301 East 9th Street, Suite 1300 Cleveland, Ohio (Address Of Principal Executive Offices)	44114 (Zip Code)

Stock Option Agreement between LESCO, Inc. and Dana L. Wilson

Stock Option Agreement between LESCO, Inc. and Frans H. Jager

Stock Option Agreement between LESCO, Inc. and Wayne W. Murawski

Stock Option Agreement between LESCO, Inc. and Ware H. Grove

Stock Option Agreement between LESCO, Inc. and Kenneth S. Sekley

Stock Option and Restricted Share Agreements between LESCO, Inc. and Charles J. McGonigle

Stock Option and Restricted Share Agreements between LESCO, Inc. and R. Breck Denny

Stock Option and Restricted Share Agreements between LESCO, Inc. and James W. McDevitt

(Full title of the plan)

David P. Werning

President

LESCO, Inc.

1301 East 9th Street, Suite 1300, Cleveland, Ohio

(Name and address of agent for service)

(216) 706-9250

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by LESCO, Inc., (the “Company”), deregisters certain common shares, without par value, of the Company, that had been registered for issuance under the Stock Option Agreements between the Company and each of Dana L. Wilson, Frans H. Jager, Wayne W. Murawski, Ware H. Grove and Kenneth S. Sekley and the Stock Option and Restricted Share Agreements between the Company and each of Charles J. McGonigle, R. Breck Denny and James W. McDevitt on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 17, 1999 (File No. 333-92961) (the “Registration Statement”).

Pursuant to an Agreement and Plan of Merger, dated as of February 19, 2007, among the Company, Deere & Company (“Parent”) and Deere Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. As a result of the merger, the Company has terminated the offering of the Company’s common shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, the Company hereby removes from registration all of the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on this 8th day of May, 2007.

LESCO, Inc.

By:	/s/ Jeffrey L. Rutherford Name: Jeffrey L. Rutherford Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2007.

Signature	Title

/s/ Jeffrey L. Rutherford Jeffrey L. Rutherford	Chief Executive Officer (Principal Executive Officer)

/s/ Michael A. Weisbarth Michael A. Weisbarth	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ David P. Werning David P. Werning	Director

/s/ Jeffrey C. Lanahan Jeffrey C. Lanahan	Director